                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                                  CallWave Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   13126N 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /     Rule 13d-1(b)

     / /     Rule 13d-1(c)

     /x/     Rule 13d-1(d)

-------------------

         * The  remainder of this cover page shall be filled out for a reporting person's  initial filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the
         Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 2 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Barry Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   169,999 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                1,157,265 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                169,999 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                1,157,265 shares (1)
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,327,264 shares (1)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     6.4%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     IN
================================================================================

(1) Includes (a) 114,783 shares of Common Stock held by Wheatley Partners, L.P.;
(b) 9,724 shares of Common Stock held by Wheatley  Foreign  Partners,  L.P.; (c)
59,912  shares of Common Stock held by Wheatley  Partners II, L.P.;  (d) 401,971 shares of Common Stock held by Wheatley Partners III, L.P.; (d) 87,966 shares of
Common Stock held by Wheatley  Associates III, L.P.; (e) 85,971 shares of Common
Stock held by Wheatley  Foreign Partners III, L.P.; (f) 109,579 shares of Common
Stock  held by Seneca  Ventures;  (g)  134,579  shares of Common  Stock  held by
Woodland  Venture  Fund;  (h)  121,668  shares of Common  Stock held by Woodland
Partners;  and (i) 31,112 shares of Common Stock  beneficially held by Brookwood
Partners,  L.P. Mr. Rubenstein  disclaims beneficial ownership of the securities held by Wheatley  Partners,  L.P.,  Wheatley Foreign  Partners,  L.P.,  Wheatley
Partners II, L.P.,  Wheatley Partners III, L.P.,  Wheatley Foreign Partners III,
L.P.,  Wheatley  Associates III, L.P.,  Seneca Ventures,  Woodland Venture Fund,
Woodland  Partners and  Brookwood  Partners,  L.P.,  except to the extent of his respective equity interest therein.

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 3 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   114,783 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                9,724 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                114,783 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                9,724 shares (1)
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     124,507 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

(1) Includes  9,724 shares of Common  Stock held by Wheatley  Foreign  Partners,
L.P. Wheatley Partners,  L.P. disclaims  beneficial  ownership of the securities held by Wheatley Foreign Partners, L.P.

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 4 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   9,724 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                114,783 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                9,724 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                114,783 shares (1)
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     124,507 shares (1)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

(1)  Includes  114,783  shares of Common Stock held by Wheatley  Partners,  L.P.
Wheatley Foreign Partners, L.P. disclaims beneficial ownership of the securities held by Wheatley Partners, L.P.

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 5 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   59,912 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                59,912 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     59,912 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.3%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 6 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Wheatley Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   401,971 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                173,937 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                401,971 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                173,937 shares (1)
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     575,908 shares (1)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     2.8%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

(1) Includes (a) 85,971 shares of Common Stock held by Wheatley Foreign Partners
III, L.P. and (b) 87,966 shares of Common Stock held by Wheatley Associates III,
L.P.  Wheatley  Partners  III,  L.P.  disclaims   beneficial  ownership  of  the
securities held by Wheatley Foreign  Partners III, L.P. and Wheatley  Associates
III, L.P.

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 7 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Wheatley Associates III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   87,966 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                487,942 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                87,966 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                487,942 shares (1)
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     575,908 shares (1)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     2.8%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

(1) Includes (a) 401,971  shares of Common Stock held by Wheatley  Partners III,
L.P.  and (b) 85,971  shares of Common Stock held by Wheatley  Foreign  Partners
III, L.P. Wheatley  Associates III, L.P. disclaims  beneficial  ownership of the securities  held by Wheatley  Partners III, L.P. and Wheatley  Foreign  Partners
III, L.P.

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 8 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Wheatley Foreign Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   85,971 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                489,937 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                85,971 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                489,937 shares (1)
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     575,908 shares (1)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     2.8%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

(1) Includes (a) 401,971  shares of Common Stock held by Wheatley  Partners III,
L.P. and (b) 87,966 shares of Common Stock held by Wheatley Associates III, L.P.
Wheatley  Foreign  Partners  III,  L.P.  disclaims  beneficial  ownership of the securities held by Wheatley Partners III, L.P. and Wheatley Associates III, L.P.

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 9 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   59,161 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                760,327 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                59,161 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                760,327 shares (1)
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     819,488 shares (1)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     4.0%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     IN
================================================================================

(1) Includes (a) 114,783 shares of Common Stock held by Wheatley Partners, L.P.,
(b) 9,724 shares of Common Stock held by Wheatley  Foreign  Partners,  L.P., (c)
59,912  shares of Common Stock held by Wheatley  Partners II, L.P.,  (d) 401,971 shares of Common Stock held by Wheatley Partners III, L.P., (e) 85,971 shares of
Common Stock held by Wheatley  Foreign  Partners III, L.P. and (f) 87,966 shares of Common  Stock held by Wheatley  Associates  III,  L.P. Mr.  Lieber  disclaims beneficial ownership of the securities held by Wheatley Partners, L.P., Wheatley
Foreign Partners, L.P., Wheatley Partners II, L.P., Wheatley Partners III, L.P.,
Wheatley Foreign Partners III, L.P. and Wheatley Associates III, L.P., except to the extent of his respective equity interest therein.

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 10 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   59,161 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                760,327 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                59,161 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                760,327 shares (1)
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     819,488 shares (1)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     4.0%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     IN
================================================================================

(1) Includes (a) 114,783 shares of Common Stock held by Wheatley Partners, L.P.,
(b) 9,724 shares of Common Stock held by Wheatley  Foreign  Partners,  L.P., (c)
59,912  shares of Common Stock held by Wheatley  Partners II, L.P.,  (d) 401,971 shares of Common Stock held by Wheatley Partners III, L.P., (e) 85,971 shares of
Common Stock held by Wheatley  Foreign  Partners III, L.P. and (f) 87,966 shares of Common Stock held by Wheatley  Associates III, L.P. Mr.  Fingerhut  disclaims beneficial ownership of the securities held by Wheatley Partners, L.P., Wheatley
Foreign Partners, L.P., Wheatley Partners II, L.P., Wheatley Partners III, L.P.,
Wheatley Foreign Partners III, L.P. and Wheatley Associates III, L.P., except to the extent of his respective equity interest therein.

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 11 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Applegreen Partners L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   15,556 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                15,556 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     15,556 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 12 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Brookwood Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   31,112 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                31,112 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    31,112 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.2%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 13 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   109,579 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                109,579 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    109,579 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.5%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 14 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   134,579 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                134,579 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    134,579 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.7%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

------------------------                                  ----------------------
CUSIP No. 13126N 10 1                 13G                    Page 15 of 27 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   121,668 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                121,668 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    121,668 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                     PN
================================================================================

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 16 of 27 Pages
------------------------                                        ----------------------

                                           1

     Item 1.

     (a)  Name of Issuer:          CallWave  Inc.

     (b)  Address of Issuer's Principal Executive Offices:
                                   136 West Canon Perdido Street, Suite A
                                   Santa Barbara, California 93101

     Item 2.

     1.   (a)  Name of Person  Filing:  Barry  Rubenstein
          (b)  Address of Principal Business Office, or if none, Residence:
                                   68 Wheatley Road, Brookville, New York 11545
          (c)  Citizenship: United States
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     2.   (a)  Name of Person Filing: Wheatley Partners, L.P.
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: Delaware
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     3.   (a)  Name of Person Filing: Wheatley Foreign Partners, L.P.
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: Delaware
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     4.   (a)  Name of Person  Filing:  Wheatley  Partners  II, L.P.
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: New York
          (e)  Title of Class of Securities:  Common Stock,  par value $.0001 per share
          (e)  CUSIP Number: 13126N 10 1

     5.   (a)  Name of Person  Filing:  Wheatley  Partners  III, L.P.
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: Delaware
          (f)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     6.   (a)  Name of Person Filing: Wheatley Foreign Partners III, L.P.
          (b)  Address  of  Principal   Business  Office,  or  if  none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: Delaware
          (g)  Title of Class of Securities:  Common Stock,  par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 17 of 27 Pages
------------------------                                        ----------------------

     7.   (a)  Name of Person Filing:  Wheatley  Associates III, L.P.
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: Delaware
          (h)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     8.   (a)  Name of Person Filing: Irwin Lieber
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: United States
          (d)  Title of Class of  Securities:  Common  Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     9.   (a)  Name of Person Filing: Barry Fingerhut
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: United States
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     10.  (a)  Name of Person Filing:  Brookwood Partners, L.P.
          (b)  Address of Principal Business Office, or if none, Residence:
                                   68 Wheatley Road, Brookville, New York 11545
          (c)  Citizenship: New York
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     11.  (a)  Name of Person Filing:  Seneca Ventures
          (b)  Address of Principal Business Office, or if none, Residence:
                                   68 Wheatley Road, Brookville, New York 11545
          (c)  Citizenship: New York
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     12.  (a)  Name of Person Filing:  Woodland Venture Fund
          (b)  Address of Principal Business Office, or if none, Residence:
                                   68 Wheatley Road, Brookville, New York 11545
          (c)  Citizenship: New York
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     13.  (a)  Name of Person Filing:  Woodland Partners
          (b)  Address of Principal Business Office, or if none, Residence:
                                   68 Wheatley Road, Brookville, New York 11545
          (c)  Citizenship: New York
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 18 of 27 Pages
------------------------                                        ----------------------

     14.  (a)  Name of Person Filing:  Applegreen Partners
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: New York
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     The following  individuals  or entities are identified in this Schedule 13G due to their  relationships  with one or more of the Reporting  Persons  disclosed  above. The following  persons or entities are not Reporting  Persons for purposes of this Schedule
13G.

     Affiliates of Wheatley  Partners,  L.P., but who do not directly  beneficially own shares of Common Stock of the Issuer.

     15.  (a)  Name of Person Filing:  Jonathan Lieber
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: United States
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     16.  (a)  Name of Person Filing: Seth Lieber
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: United States
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     17.  (a)  Name of Person Filing:  Wheatley Partners, LLC
          (b)  Addressof Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: Delaware
          (d)  Title of Class of  Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     Affiliates of Wheatley  Partners III, L.P.,  but who do not directly  beneficially own shares of Common Stock of the Issuer.

     18.  (a)  Name of Person Filing: Nancy Casey
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: United States
          (d)  Title of Class of Securities:  Common  Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     19.  (a)  Name of Person  Filing:  Wheatley  Partners  III,  LLC
          (b)  Address of Principal Business Office, or if none, Residence:
                                   80 Cuttermill Road, Suite 302, Great Neck, NY 11021
          (c)  Citizenship: Delaware
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 19 of 27 Pages
------------------------                                        ----------------------

     Affiliates of Barry Rubenstein, but who do not directly beneficially own shares of
Common Stock of the Issuer.

     20.  (a)  Name of Person Filing:  Marilyn Rubenstein
          (b)  Address of Principal Business Office, or if none, Residence:
                                   68 Wheatley Road, Brookville, New York 11545
          (c)  Citizenship: United States
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     21.  (a)  Name of Person Filing: Woodland Services Corp.
          (b)  Address of Principal Business Office, or if none, Residence:
                                   68 Wheatley Road, Brookville, New York 11545
          (c)  Citizenship: New York
          (d)  Title of Class of Securities:  Common Stock, par value $.0001 per share
          (e)  CUSIP Number:       13126N 10 1

     Item 3. If this statement is filed pursuant to Rule 13d-1(b),  or 13d-2(b) or (c), check whether the person filing is a:

          /x/  Not Applicable

     (a)  / /  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  / /  Bank as defined in section 3(a)(6) of the Exchange Act.

     (c)  / /  Insurance company as defined in section 3(a)(19) of the Exchange Act.

     (d)  / /  Investment  company registered under section 8 of the Investment Company
               Act.

     (e)  / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)  / /  An employee  benefit  plan or  endowment  fund in  accordance  with Rule
               13d-1(b)(1)(ii)(F).

     (g)  / /  A parent  holding  company or  control  person in  accordance  with Rule
               13d-1(b)(1)(ii)(G).

     (h)  / /  A savings  association as defined in Section 3(b) of the Federal Deposit
               Insurance Act;

     (i)  / /  A church  plan that is excluded  from the  definition  of an  investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Item 4. Ownership - The percentages of beneficial  ownership shown below are based on  20,611,714  shares of Common  Stock  outstanding  as of  October  31,  2005 as reported in the Issuer's  quarterly report for the period ended September 30, 2005 on Form 10-Q.

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 20 of 27 Pages
------------------------                                        ----------------------

     1.   Barry Rubenstein
          (a)  Amount Beneficially Owned: 1,327,264 shares.
          (b)  Percentof Class: 6.4%.
          (c)  Number of shares as to which such personhas:
               (i)   sole power to vote or direct the vote: 169,999 shares.
               (ii)  shared power to vote or direct the vote: 1,157,265 shares.
               (iii) sole  power to  dispose  or direct  the  disposition  of:  169,999 shares.
               (iv)  shared power to dispose or direct the  disposition  of:  1,157,265 shares.

     2.   Wheatley Partners, L.P.
          (a) Amount Beneficially Owned:  124,507 shares.
          (b) Percent of Class: 0.6%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 114,783 shares.
               (ii)  shared power to vote or direct the vote: 9,724 shares.
               (iii) sole  power to  dispose  or direct  the  disposition  of:  114,783 shares.
               (iv)  shared  power to  dispose  or direct  the  disposition  of:  9,724 shares.

     3.   Wheatley Foreign Partners, L.P.
          (a) Amount Beneficially Owned:  124,507 shares.
          (b) Percent of Class: 0.6%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 9,724 shares.
               (ii)  shared power to vote or direct the vote: 114,783 shares.
               (iii) sole power to dispose or direct the disposition of: 9,724 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  114,783 shares.

     4.   Wheatley Partners II, L.P.
          (a) Amount  Beneficially  Owned: 59,912 shares.
          (b) Percent of Class: 0.3%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 59,912 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole power to dispose or direct the disposition of: 59,912 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

     5.   Wheatley Partners III, L.P.
          (a) Amount Beneficially Owned:  575,908 shares.
          (b) Percent of Class: 2.8%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 401,971 shares.
               (ii)  shared power to vote or direct the vote: 173,937 shares.
               (iii) sole  power to  dispose  or direct  the  disposition  of:  401,971 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  173,937 shares.

     6.   Wheatley Foreign Partners III, L.P.
          (a) Amount Beneficially Owned:  575,908 shares.
          (b) Percent of Class: 2.8%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 85,971 shares.
               (ii)  shared power to vote or direct the vote: 489,937 shares.

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 21 of 27 Pages
------------------------                                        ----------------------

               (iii) sole power to dispose or direct the disposition of: 85,971 shares.
               (iv)  power to dispose or direct the disposition of: 489,937 shares.

     7.   Wheatley Associates III, L.P.
          (a) Amount Beneficially Owned:  575,908 shares.
          (b) Percent of Class: 2.8%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 87,966 shares.
               (ii)  shared power to vote or direct the vote: 487,942 shares.
               (iii) sole power to dispose or direct the disposition of: 87,966 shares.
               (iv)  power to dispose or direct the disposition of: 487,942 shares.

     8.   Irwin Lieber
          (a) Amount Beneficially Owned:  819,488 shares.
          (b) Percent of Class: 4.0%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 59,161 shares.
               (ii)  shared power to vote or direct the vote: 760,327 shares.
               (iii) sole power to dispose or direct the disposition of: 59,161 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  760,327 shares.

     9.   Barry Fingerhut
          (a) Amount Beneficially Owned: 819,488 shares.
          (b) Percent of Class: 4.0%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 59,161 shares.
               (ii)  shared power to vote or direct the vote: 760,327 shares.
               (iii) sole power to dispose or direct the disposition of: 59,161 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  760,327 shares.

     10.  Brookwood Partners, L.P.
          (a) Amount  Beneficially  Owned: 31,112 shares.
          (b) Percent of Class: 0.2%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 31,112 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole power to dispose or direct the disposition of: 31,112 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

     11.  Seneca Ventures
          (a) Amount Beneficially Owned:  109,579 shares.
          (b) Percent of Class: 0.5%.
          (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 109,579 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole  power to  dispose  or direct  the  disposition  of:  109,579 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

     12.  Woodland Venture Fund
          (a)  Amount Beneficially Owned:  134,579 shares.
          (b) Percent of Class: 0.7%.

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 22 of 27 Pages
------------------------                                        ----------------------

          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 134,579 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole  power to  dispose  or direct  the  disposition  of:  134,579 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

     13.  Woodland Partners
          (a)  Amount Beneficially Owned:  121,668 shares.
          (b)  Percent of Class: 0.6%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 121,668 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole  power to  dispose  or direct  the  disposition  of:  121,668 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

     14.  Applegreen Partners
          (a)  Amount  Beneficially  Owned: 15,556 shares.
          (b)  Percent of Class: 0.1%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 15,556 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole power to dispose or direct the disposition of: 15,556 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

     The following  individuals  or entities are identified in this Schedule 13G due to their  relationships  with one or more of the Reporting  Persons  disclosed  above. The following  persons or entities are not Reporting  Persons for purposes of this Schedule
13G.

     15.  Jonathan Lieber
          (a)  Amount Beneficially Owned:  775,883 shares.
          (b)  Percent of Class: 3.8%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 775,883 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  775,883 shares.

     16.  Seth Lieber
          (a)  Amount Beneficially Owned:  775,883 shares.
          (b)  Percent of Class: 3.8%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  power to vote or direct the vote: 775,883 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  775,883 shares.

     17.  Wheatley Partners, LLC
          (a)  Amount Beneficially Owned:  124,507 shares.
          (b)  Percent of Class: 0.6%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 23 of 27 Pages
------------------------                                        ----------------------

               (ii)  shared power to vote or direct the vote: 124,507 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (v)   shared  power to  dispose or direct the  disposition  of:  124,507 shares.

     18.  Nancy Casey
          (a)  Amount Beneficially Owned:  575,908 shares.
          (b)  Percent of Class: 2.8%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 575,908 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  575,908 shares.

     19.  Wheatley Partners III, LLC
          (a)  Amount Beneficially Owned:  575,908 shares.
          (b)  Percent of Class: 2.8%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 575,908 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  575,908 shares.

     20.  Marilyn Rubenstein
          (a)  Amount Beneficially Owned:  396,938 shares.
          (b)  Percent of Class: 1.9%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 396,938 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  396,938 shares.

     21.  Woodland Services Corp.
          (a)  Amount Beneficially Owned:  244,158 shares.
          (b)  Percent of Class: 1.2%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 244,158 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared  power to  dispose or direct the  disposition  of:  244,158 shares.

     Item 5.   Ownership of Five Percent or Less of a Class.

                     If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more  than  five  percent  of the  class  of  securities,  check  the following [ ].

     Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 24 of 27 Pages
------------------------                                        ----------------------

     Item 7.   Identification  and  Classification of the Subsidiary Which Acquired the
               Security Being Reported on by the Parent Holding Company.

               Not Applicable.

     Item 8.   Identification and Classification of Members of the Group.

               Not Applicable.

     Item 9.   Notice of Dissolution of Group.

               Not Applicable.

     Item 10.  Certification.

               Not Applicable.

               [The remainder of this page was intentionally left blank.]

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 25 of 27 Pages
------------------------                                        ----------------------

                                       SIGNATURES

          After reasonable inquiry and to the best of his knowledge and belief, each of the  undersigned  certifies that the  information  set forth in this statement is true, complete and correct.

Dated: February 6, 2006

                                          WHEATLEY PARTNERS, L.P.

                                          By: Wheatley Partners, LLC,
                                                the General Partner

                                          By: /s/ Irwin Lieber
                                            -----------------------
                                                Name: Irwin Lieber
                                                Title: President

                                          WHEATLEY FOREIGN PARTNERS, L.P.

                                          By: Wheatley Partners, LLC,
                                                a General Partner

                                          By: /s/ Irwin Lieber
                                            -----------------------
                                                Name: Irwin Lieber
                                                Title: President

                                          WHEATLEY PARTNERS II, L.P.

                                          By: /s/ Irwin Lieber
                                            -----------------------
                                                Name: Irwin Lieber
                                                Title: President

                                          WHEATLEY PARTNERS III, L.P.

                                          By: Wheatley Partners III, LLC,
                                                the General Partner

                                          By: /s/ Irwin Lieber
                                            -----------------------
                                                Name: Irwin Lieber
                                                Title: President

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 26 of 27 Pages
------------------------                                        ----------------------

                                          WHEATLEY FOREIGN PARTNERS III, L.P.

                                          By: Wheatley Partners III, LLC,
                                                a General Partner

                                          By: /s/ Irwin Lieber
                                            -----------------------
                                                Name: Irwin Lieber
                                                Title: President

                                          WHEATLEY ASSOCIATES III, L.P.

                                          By: Wheatley Partners III, LLC,
                                                the General Partner

                                          By: /s/ Irwin Lieber
                                            -----------------------
                                                Name: Irwin Lieber
                                                Title: President

                                          /s/ Irwin Lieber
                                          ---------------------------------
                                          Irwin Lieber

                                          /s/ Barry Fingerhut
                                          ---------------------------------
                                          Barry Fingerhut

                                          /s/ Barry Rubenstein
                                          ---------------------------------
                                          Barry Rubenstein

                                          APPLEGREEN PARTNERS, L.P.

                                          By: /s/ Jonathan Lieber
                                            -----------------------
                                                Name: Jonathan Leiber
                                                Title: General Partner

                                          BROOKWOOD PARTNERS, L.P.

                                          By: /s/ Barry Rubenstein
                                              ------------------------
                                                Name: Barry Rubenstein
                                                Title:  General Partner

------------------------                                        ----------------------
CUSIP No. 13126N 10 1                     13G                      Page 27 of 27 Pages
------------------------                                        ----------------------

                                          SENECA VENTURES

                                          By: /s/ Barry Rubenstein
                                              ------------------------
                                                Name: Barry Rubenstein
                                                Title:  General Partner

                                          WOODLAND PARTNERS

                                          By: /s/ Barry Rubenstein
                                              ------------------------
                                                Name: Barry Rubenstein
                                                Title:  General Partner

                                          WOODLAND VENTURE FUND

                                          By: /s/ Barry Rubenstein
                                              ------------------------
                                                Name: Barry Rubenstein
                                                Title:  General Partner